Exhibit 99

NEWS

Contact:	Mark Truby
(o) 313-323-0539
(c) 313-663-6887
mtruby@ford.com

For immediate release

GEPHARDT, EARLEY JOIN FORD’S BOARD OF DIRECTORS

DEARBORN, Mich., March 25 – Ford Motor Company (NYSE: F) announced today the election of Richard A. Gephardt and Anthony F. Earley, Jr. to the company’s Board of Directors, effective immediately.

Gephardt, 68, is the former Majority Leader of the U.S. House of Representatives and served 14 terms in Congress.  He is currently president and CEO of the Gephardt Group, a multi-disciplined consulting firm that helps companies compete in the global marketplace, and senior counsel and strategic advisor for DLA Piper Rudnick, one of the world’s largest legal services providers.

Earley, 59, is Chairman and CEO in DTE Energy, a position he has held since 1998.   DTE Energy owns Detroit Edison, an electric utility, and Michigan Consolidated Gas Company, a natural gas utility, which serve a combined 3.5 million customers.  DTE Energy also owns several non-utility companies that provide energy services to large industrial customers, provide transportation and storage of fuels, such as natural gas and coal, engage in energy trading and undertake the development of unconventional gas resources.

“I have known and respected Dick Gephardt and Tony Earley for a long time, and Ford is very fortunate to have these two seasoned leaders join our Board at an important time in our company’s history,” said Ford Executive Chairman Bill Ford.

“Dick’s distinguished record of public service and his recent experience helping companies and labor organizations find better ways to compete in the global economy make him an invaluable addition to Ford’s Board,” Bill Ford added.  “Tony is one of the most successful leaders in the utility industry and joins our Board at a time when automakers and utilities are working together to find ways to cooperate on the electrification of automobiles.  He will also help us immeasurably as we deal with the serious issues of energy independence, energy security and sustainability.”

Gephardt served for 28 years in the United States House of Representatives from 1976 to 2004, representing Missouri’s Third Congressional District, home to his birthplace, St. Louis.  He was elected to serve as House Democratic Leader for more than 14 years, as House Majority Leader from 1989 to 1995 and Minority Leader from 1995 to 2003.

Gephardt also is a member of the board of directors of United States Steel Corporation, Spirit Aerosystems Holding, Inc., Dana Corporation, Centene Corporation and Embarq Corporation.

He earned a bachelor of science from Northwestern University in 1962 and a juris doctorate from the University of Michigan Law School in 1965.

Earley also is a member of the board of directors of DTE Energy and MASCO Corporation.  He serves on the board of directors of numerous educational and civic organizations, including the Nuclear Energy Institute, Edison Electric Institute, Detroit Renaissance, the Detroit Zoological Society, United Way for Southeastern Michigan and Cornerstone Schools.

Earley earned a bachelor of science degree in physics, a master of science degree in engineering and a law degree, all from the University of Notre Dame.  He served as an officer in the United States Navy nuclear submarine program, where he was qualified as a chief engineering officer.

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Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 213,000 employees and about 90 plants worldwide, the company’s wholly owned brands include Ford, Lincoln, Mercury and Volvo. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford’s products, please visit www.ford.com.

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